                                                                     EXHIBIT 2.1





                            ASSET PURCHASE AGREEMENT

                                     Between

                              SCHWARZ PHARMA, INC.

                                       and

                      NASTECH PHARMACEUTICAL COMPANY, INC.


                            Dated September 30, 2002





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                                TABLE OF CONTENTS

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1.      DEFINITIONS.........................................................................1
        1.1    Defined Terms................................................................1
        1.2    Other Definitional and Interpretative Matters................................4
2.      PURCHASE AND SALE OF ASSETS.........................................................4
        2.1    Purchased Assets.............................................................4
        2.2    Excluded Assets..............................................................5
        2.3    Assumed Liabilities..........................................................5
        2.4    Excluded Liabilities.........................................................5
        2.5    Purchase Price...............................................................5
        2.6    Further Assurances...........................................................6
        2.7    Bulk Sales Law...............................................................6
        2.8    Taxes........................................................................6
3.      REPRESENTATIONS AND WARRANTIES OF SELLER............................................7
        3.1    Organization.................................................................7
        3.2    Enforceability of Agreement..................................................7
        3.3    No Violation.................................................................7
        3.4    Consents.....................................................................7
        3.5    Title to Properties..........................................................8
        3.6    Product Quality..............................................................8
        3.7    Compliance with Laws.........................................................8
        3.8    Legal Proceedings............................................................8
        3.9    No Finder....................................................................8
4.      REPRESENTATIONS AND WARRANTIES OF BUYER.............................................8
        4.1    Organization.................................................................9
        4.2    Enforceability of Agreement..................................................9
        4.3    No Inconsistent Obligations..................................................9
        4.4    Consents.....................................................................9
        4.5    Legal Proceedings............................................................9
        4.6    No Finder...................................................................10
5.      CERTAIN COVENANTS..................................................................10
        5.1    Tax Reporting and Allocation of Consideration...............................10
        5.2    Effort to Close.............................................................10
        5.3    Returned Products...........................................................10
        5.4    Government Rebates, Chargebacks and Similar Items...........................10
        5.5    Certain Names...............................................................10
        5.6    Confidential Information....................................................11
        5.7    NDC Number..................................................................11
        5.8    Promotional Materials.......................................................11
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                               TABLE OF CONTENTS
                                  (Continued)

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6.      CLOSING............................................................................12
        6.1    Documents to be Delivered by Seller.........................................12
        6.2    Documents to be Delivered by Buyer..........................................12
        6.3    Closing Date................................................................13
        6.4    Contemporaneous Effectiveness...............................................13
7.      CONDITIONS PRECEDENT TO CLOSING....................................................13
        7.1    Legal Proceedings...........................................................13
        7.2    Performance.................................................................13
        7.3    Government Consents.........................................................13
8.      INDEMNIFICATION....................................................................13
        8.1    Survival of Representations and Warranties..................................14
        8.2    General Agreement to Indemnify..............................................14
        8.3    General Procedures for Indemnification......................................15
        8.4    Indemnification Exclusive Remedy............................................16
9.      MISCELLANEOUS PROVISIONS...........................................................17
        9.1    Notices.....................................................................17
        9.2    Expenses....................................................................18
        9.3    Entire Agreement; Modification..............................................18
        9.4    Assignment; Binding Effect; Severability....................................18
        9.5    Governing Law...............................................................18
        9.6    Submission to Jurisdiction..................................................18
        9.7    Waiver of Jury Trial........................................................18
        9.8    Execution in Counterparts...................................................19
        9.9    Public Announcement.........................................................19
        9.10   No Third-Party Beneficiaries................................................19
10.     TERMINATION AND WAIVER.............................................................19
        10.1   Termination.................................................................19
        10.2   Effect of Termination.......................................................20
        10.3   Waiver of Agreement.........................................................20
        10.4   Amendment of Agreement......................................................20
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                               TABLE OF CONTENTS
                                  (Continued)

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EXHIBITS

Exhibit A      -      Form of Assignment and Bill of Sale [not included]
Exhibit B      -      Form of Assumption Agreement [not included]
Exhibit C      -      Form of Loan Agreement [executed copy filed as Exhibit 10.1 to
                      Form 8-K filed on October 15, 2002]
Exhibit D      -      Form of Security Agreement [executed copy filed as Exhibit 10.2 to Form
                      8-K filed on October 15, 2002]
Exhibit E      -      Form of Trademark Security Agreement [not included]
Exhibit F      -      Form of Patent Security Agreement [not included]
Exhibit G      -      Form of Termination and Mutual Release Agreement [executed copy filed as Exhibit 10.3 to Form 8-K filed on October 15, 2002]
Exhibit H      -      Form of Press Release [filed as Exhibit 99.1 to Form 8-K filed on
                      October 15, 2002]
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                                     -iii-

                            ASSET PURCHASE AGREEMENT


        This ASSET PURCHASE AGREEMENT, dated as of September 30, 2002 (this "Agreement"), is by and between Nastech Pharmaceutical Company, Inc., a Delaware corporation (the "Buyer") and Schwarz Pharma, Inc., a Delaware corporation (the "Seller").

                                   WITNESSETH:

        WHEREAS, Buyer and Seller entered into that certain License and Supply Agreement, dated as of July 25, 1997 (as amended on November 24, 2000, the "License Agreement") in respect of the pharmaceutical product Nascobal; and

        WHEREAS, Seller wishes to sell, assign and transfer to Buyer and Buyer wishes to purchase from Seller all of Seller's right, title and interest in and to Nascobal arising out of the License Agreement or otherwise for the consideration and on the terms specified herein.

        NOW THEREFORE, in consideration of the premises, the mutual promises made herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

        1. Definitions.

        1.1 Defined Terms. Capitalized terms used in this Agreement, including in the Recitals hereto, shall have the meanings given below or provided parenthetically herein:

        "Affiliate" of any Person means any Person, directly or indirectly controlled by, controlling or under common control with, such Person. For purposes of this Agreement, "control" means the power to direct the management and policies of a Person, whether through the ownership of voting securities, by agreement or otherwise.

        "Assumed Liabilities" means the liabilities and obligations of Seller assumed by Buyer pursuant to the Assumption Agreement and Section 2.3.

        "Best Efforts" means, as to any party obligated to use its Best Efforts to accomplish a particular objective, that the obligated party is required to make a diligent, reasonable and good faith effort to accomplish the applicable objective. Such obligation, however, does not require that the obligated party act in a manner that would be contrary to normal commercial practices in order to accomplish the objective. The fact that the objective is not actually accomplished is no indication that the obligated party did not in fact utilize its Best Efforts in attempting to accomplish the objective.

        "Business" means the development, manufacture, marketing, sale and distribution of Nascobal in the Territory.

        "Business Day" means a day that is not a Saturday, a Sunday or a statutory or civic holiday in the States of Wisconsin or Washington or any other day on which the principal offices of either Seller or Buyer are closed or become closed prior to 2:00 p.m. local time whether in accordance with established company policy or as a result of unanticipated events, including adverse weather conditions.

        "Closing" means the closing of the transactions described in Article 6.

        "Closing Date" means the date of the Closing as determined pursuant to
Section 6.3.

        "Code" means the Internal Revenue Code of 1986, as amended.

        "Collateral" has the meaning given in the Security Agreement.

        "Encumbrance" means any lien, claim, charge, security interest, mortgage, pledge, easement, conditional sale or other title retention agreement, covenant or other similar restrictions affecting the Purchased Assets.

        "Excluded Assets" means the properties and assets of the Business excluded from the Purchased Assets by Section 2.2.

        "Excluded Liabilities" means the liabilities and obligations that are not assumed by Buyer as provided in Section 2.4.

        "FDA" means the U.S.  Food and Drug Administration.

        "GAAP" means U.S. generally accepted accounting principles consistently applied in accordance with past practices.

        "Governmental Body" means any legislative, executive or judicial unit of any governmental entity (federal, state or local) or any department, commission, board, agency, bureau, official or other regulatory, administrative or judicial authority thereof.

        "Governmental Permits" means all the governmental permits and licenses, certificates of inspection, approvals or other authorizations issued to Seller with respect to the Business and necessary for the operation of the Business.

        "Inventory" means any finished and unsold Nascobal units which Seller holds title to or is in possession immediately after the Closing.

        "IRS" means the U.S.  Internal Revenue Service.

        "License Agreement" has the meaning given in the recitals hereto.

        "Loan Agreement" means a Loan Agreement in the form set forth at Exhibit C hereto.

        "Nascobal" means an intranasal form of cyanocobalamin/vitamin B-12 in all dosage strengths and sizes that may, pursuant to applicable laws and regulations, be manufactured, marketed and sold in the Territory under the approved NDA, together with all expansions and improvements to Nascobal which may be included in any supplement, modification or addition to the NDA.

        "NDA" means New Drug Application No.  19-722.

        "Patent Security Agreement" means a Security Agreement in the form set forth at Exhibit F hereto.

        "Permitted Encumbrances" means (i) statutory Encumbrances for current taxes, assessments or other governmental charges not yet delinquent or the amount or validity of which is being contested in good faith by appropriate proceedings; (ii) mechanics', carriers', workers', repairers' and similar Encumbrances arising or incurred in the ordinary course of business that are not in the aggregate material to the Business; (iii) Liens created in connection with any Transaction Agreement; and (iv) such other imperfections in title, charges, easement, restrictions and encumbrances which do not in the aggregate have a material adverse effect on the Purchased Assets, taken as a whole.

        "Person" means any individual, corporation, partnership, limited liability company, firm, association, joint venture, joint stock company, trust, unincorporated organization or other entity, or any government or regulatory, administrative or political subdivision or agency, department or instrumentality thereof.

        "Proprietary Information" means all information (whether or not protectable by patent, copyright, mask works or trade secret rights) not generally known in the relevant trade (except for patents), including, but not limited to, works of authorship, inventions, discoveries, patentable subject matter, patents, patent applications, industrial models, industrial designs, trade secrets, trade secret rights, software, works, copyrightable subject matters, copyright rights and registrations, mask works, know-how, trademarks, trade names, service marks, emblems, logos, insignia and related marks and registrations, specifications, technical manuals and data, libraries, blueprints, drawings, proprietary processes, product information and development work-in-process.

        "Purchase Price" has the meaning assigned in Section 2.5.

        "Purchased Assets" has the meaning assigned in Section 2.1.

        "Security Agreement" means a Security Agreement in the form set forth at Exhibit D hereto.

        "Termination and Mutual Release Agreement" means a Termination and Mutual Release Agreement in the form set forth at Exhibit G hereto.

        "Territory" means the United States and its territories and possessions.

        "Third Party" means any Person not an Affiliate of the other referenced Person or Persons and not including the parties hereto or their Affiliates.

        "Trademark Security Agreement" means a Security Agreement in the form set forth at Exhibit E hereto.

        "Transaction Agreements" mean this Agreement and, when executed and delivered by the parties hereto, the exhibits hereto and the agreements, documents and instruments contemplated hereby and thereby.

        1.2 Other Definitional and Interpretative Matters. Unless otherwise provided, for purposes of this Agreement, the following rules of interpretation shall apply:

        Accounting Terms. All accounting terms not specifically defined in this Agreement shall be construed in accordance with GAAP.

        Calculation of Time Period. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day.

        Gender and Number. Any reference in this Agreement to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa.

        Headings. The provision of a Table of Contents, the division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement. All references in this Agreement to any "Section" are to the corresponding Section of this Agreement unless otherwise specified.

        Herein. The words such as "herein", "hereinafter", "hereof" and "hereunder" refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires.

        Including. The word "including" or any variation thereof means "including, without limitation" and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.

        Schedules and Exhibits. The Schedules and Exhibits attached to this Agreement shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein.

        2. Purchase and Sale of Assets.

        2.1 Purchased Assets. Upon the terms and subject to the conditions of this Agreement and in reliance on the representations and warranties contained herein, on the Closing Date, Seller shall grant, bargain, sell, transfer, assign, convey and deliver to Buyer, and Buyer shall purchase, acquire and accept from Seller, all of Seller's right, title and interest in, to and under the Purchased Assets. For purposes of this Agreement, "Purchased Assets" shall mean all the assets, properties and rights set forth or described in this Section 2.1 (except in each case for the Excluded Assets), whether or not any of such assets, properties or rights have any value for accounting purposes or are carried or reflected on or specifically referred to in Seller's books or financial statements:

        (a) all rights of Seller arising under or by virtue of the License Agreement;

        (b) any existing mailing lists, customer lists and sales reports related exclusively to the Business;

        (c) all Inventory; and

        (d) all advertising, marketing and promotional material of Seller that is related exclusively to the Business.

        2.2 Excluded Assets. Notwithstanding Section 2.1, it is hereby expressly acknowledged and agreed that the Purchased Assets shall not include, and Seller is not selling, transferring, assigning, conveying or delivering to Buyer, and Buyer is not purchasing, acquiring or accepting from Seller, any properties, assets, rights and interests of Seller or its Affiliates that do not exclusively relate to the Business (the "Excluded Assets").

        2.3 Assumed Liabilities. On the Closing Date, and subject to Sections
5.3 and 5.4, Buyer shall accept, assume and agree to pay, perform or otherwise discharge, in accordance with the respective terms and subject to the respective conditions thereof, all Assumed Liabilities. "Assumed Liabilities" shall mean all obligations and liabilities in respect of or stemming from any action taken by Buyer in connection with the Business prior to the Closing Date, including, without limitation, Buyer's manufacture, handling, sale or marketing of Nascobal, whether fixed, contingent, known or unknown, and whether arising before or after the Closing.

        2.4 Excluded Liabilities. Except for the Assumed Liabilities, Buyer shall not assume any obligations or liabilities of Seller (the "Excluded Liabilities"), and Seller shall pay, satisfy and perform all of such Excluded Liabilities (other than the Assumed Liabilities), whether fixed, contingent, known or unknown, and whether existing as of the Closing or arising thereafter, which shall include, without limitation, (a) any violation by Seller of any law, ordinance or regulation in effect prior to the Closing, (b) any liability of Seller for expenses or taxes, if any, in connection with, resulting from or arising out of this Agreement or the transactions contemplated hereby, except as expressly provided in Section 2.8 hereof, (c) any liability of Seller under or arising by reason of this Agreement, (d) any compensation, benefits or other obligations or liabilities of Seller to independent contractors, consultants, employees or other service providers, in each case that are not related to the Business; or (e) except as expressly provided by any Transaction Agreement, all obligations and liabilities in respect of, or stemming from, any action taken by Seller in connection with its handling, marketing, sale or distribution of Nascobal prior to the Closing Date.

        2.5 Purchase Price.

        (a) Amount. The aggregate purchase price (the "Purchase Price") shall be the sum of (i) Eight Million Seven Hundred Fifty Thousand Dollars ($8,750,000) for the Purchased Assets (other than the Inventory), the Assumed Liabilities and the Termination and Mutual Release Agreement and (ii) the product of the total number of Nascobal units comprising the Inventory, as certified by an officer of Seller on the Closing Date, times $6.00 (such product, the "Inventory Purchase Price").

        (b) Payment of Purchase Price. The Purchase Price shall be due from Buyer to Seller as of the Closing Date as follows: (i) on the Closing Date, Buyer shall pay to Seller a portion of the Purchase Price equal to One Million Five Hundred Thousand Dollars ($1,500,000) by wire transfer of immediately available funds to such account or accounts as are designated by Schwarz at least one Business Day prior to the Closing Date; and (ii) Buyer shall pay the remaining balance of the Purchase Price by delivering to Seller the Note in favor of Seller issued pursuant to the Loan Agreement. Buyer shall, upon receipt of the Inventory from Seller, pay the Inventory Purchase Price to Seller by wire transfer of immediately available funds to the account described in the foregoing sentence. On the Closing Date, Buyer shall execute the Loan Agreement and the Note provided for therein, evidencing Buyer's obligation to pay the unpaid balance of the Purchase Price, and the Security Agreement, the Patent Security Agreement and the Trademark Security Agreement, granting a first priority lien in favor of Seller with respect to the Collateral.

        2.6 Further Assurances.

        (a) Performance of Obligations. Seller and Buyer shall use Best Efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable to carry out all of their respective obligations under this Agreement and to consummate the transactions contemplated by this Agreement.

        (b) Further Conveyances and Assumptions. After the Closing Date, Seller and Buyer shall, and shall cause their Affiliates to, execute, acknowledge and deliver all such further conveyances, notices, assumptions, releases and acquittances and such other instruments, and shall take such further actions, as may be necessary or appropriate to assure fully to Buyer and its respective successors or assigns, all of the properties, rights, titles, interests, estates, remedies, powers and privileges intended to be conveyed to Buyer hereunder and to assure fully to Seller and its Affiliates and their successors and assigns, the assumption of the liabilities and obligations intended to be assumed by Buyer hereunder and to otherwise make effective the transactions contemplated by this Agreement.

        2.7 Bulk Sales Law. Buyer hereby waives compliance by Seller with the requirements and provisions of any "bulk-transfer" laws of any jurisdiction that may otherwise be applicable with respect to the sale of any or all of the Purchased Assets to Buyer.

        2.8 Taxes. Buyer shall be responsible for the payment of all sales, use, excise, transfer, value added and similar taxes imposed by any Governmental Body in the State of

Washington in connection with the transactions contemplated herein but not for any income or capital gains tax liability of Seller.

        3. Representations and Warranties of Seller.

        Seller represents and warrants to Buyer as follows:

        3.1 Organization. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority to conduct its business.

        3.2 Enforceability of Agreement. Seller has the full corporate power and authority to enter into and execute the Transaction Agreements and to carry out the transactions contemplated thereby in accordance with their respective terms. Except as contemplated by the Transaction Agreements, there are no outstanding contracts, demands, commitments or other agreements or arrangements under which Seller is or may become obligated to sell, transfer or assign any of the Purchased Assets. The Transaction Agreements and all transactions required thereunder to be performed by Seller have been duly and validly authorized and approved by all necessary corporate action and duly and validly executed and delivered on behalf of Seller by its duly authorized officers. The Transaction Agreements constitute the valid and legally binding obligation, subject to general equity principles, of Seller, enforceable against Seller in accordance with their respective terms, except as the same may be limited by bankruptcy, insolvency, reorganization or similar laws affecting the rights of creditors generally.

        3.3 No Violation. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated herein will (a) result in a violation or breach of, or constitute a default under (with or without the giving of notice or lapse of time or both) (i) the certificate of incorporation or bylaws of Seller, (ii) any term or provision of any indenture, note, mortgage, bond, security agreement, loan agreement, guaranty, pledge, license or other instrument, contract, agreement or commitment, (iii) any writ, order, judgment, decree, law, rule, regulation, or ordinance, (iv) any applicable approval, ruling or order of or any exemption by any Governmental Body, or (v) any other commitment or restriction, to which Seller is a party or by which it or any of the Purchased Assets is subject or bound, except to the extent that any such violation, breach or default with respect to the matters specified in clauses (ii) through (v) could not reasonably be expected to have a material adverse effect on the Purchased Assets, taken as a whole; or (b) result in (i) the creation of any Encumbrance on any of the Purchased Assets, other than Permitted Encumbrances, (ii) the acceleration or creation of any material obligation of Seller, (iii) the forfeiture of any material right or privilege of Seller, or (iv) the forfeiture of any material right or privilege of Seller which may affect Seller's ability to perform under this Agreement.

        3.4 Consents. The execution and delivery of this Agreement by Seller and the consummation of the transactions contemplated by this Agreement (a) other than notification to the FDA, do not require the consent, approval or action of, or any filing with or notice to, any person, firm or other entity, or any Governmental Body, (b) except for approvals that have already been obtained, do not require consent or approval of any of Seller's shareholders or members of Seller's board of directors pursuant to any business combination, takeover or other similar law, rule, regulation or ordinance, and (c) other than notification to the FDA, do not impose any other term, condition or restriction on Buyer or the Purchased Assets pursuant to any business combination, takeover or other similar statute, rule or regulation.

        3.5 Title to Properties. Except as set forth in the License Agreement, Seller has, and upon consummation of the transactions contemplated by this Agreement at the Closing, Buyer will have, good and marketable title to all of the Purchased Assets, free and clear of any and all Encumbrances of any kind or character, other than Permitted Encumbrances.

        3.6 Product Quality. No Nascobal units included in the Inventory are adulterated within the meaning of the United States Food, Drug and Cosmetic Act (21 U.S.C. Section 301, et seq.) and the regulations promulgated thereunder, as currently in effect.

        3.7 Compliance with Laws. Seller has at all times conducted, and is presently conducting, the Business so as to comply with all laws, ordinances and regulations applicable to the conduct or operation of the Business or the ownership or use of the Purchased Assets, in each case except where the failure to comply would not, individually or in the aggregate, have a material adverse effect on any of the Purchased Assets, taken as a whole.

        3.8 Legal Proceedings. There is no claim, action, suit, proceeding, investigation or inquiry pending before any federal, state or other court or governmental or administrative agency or threatened against the Business or any of the Purchased Assets, or relating to the transactions contemplated by this Agreement that could reasonably be expected to have a material adverse effect on the Purchased Assets or the results of operations of the Business, nor does Seller know or have reasonable grounds to know of any basis for any such claim, action, suit, proceeding, investigation, or inquiry. Seller is not a party to or subject to the provisions of any judgment, order, writ, injunction, decree or award of any court, arbitrator or governmental, regulatory or administrative official, body or authority that relates to the Purchased Assets, taken as a whole, or that might affect the transactions contemplated by this Agreement.

        3.9 No Finder. Seller has not taken any action that would give to any Person a right to a finder's fee or any type of brokerage commission in relation to, or in connection with, the transactions contemplated by this Agreement.

        EXCEPT AS EXPRESSLY SET FORTH IN THIS ARTICLE 3, THE SELLER MAKES NO REPRESENTATIONS OR WARRANTIES AND SPECIFICALLY DISCLAIMS ANY STATUTORY OR IMPLIED WARRANTIES.

        4. Representations and Warranties of Buyer.

        Buyer represents and warrants to Seller as follows:

        4.1 Organization. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority to conduct its business.

        4.2 Enforceability of Agreement. Buyer has the full corporate power and authority to enter into and execute the Transaction Agreements and to carry out the transactions contemplated thereby in accordance with their respective terms. The Transaction Agreements and all transactions required thereunder to be performed by Buyer have been duly and validly authorized and approved by all necessary corporate action and duly and validly executed and delivered on behalf of Buyer by its duly authorized officers. The Transaction Agreements constitute the valid and legally binding obligation, subject to general equity principles, of Buyer, enforceable against Buyer in accordance with their respective terms, except as the same may be limited by bankruptcy, insolvency, reorganization or similar laws affecting the rights of creditors generally.

        4.3 No Inconsistent Obligations. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated herein will (a) result in a violation or breach of, or constitute a default under (with or without the giving of notice or lapse of time or both) (i) the certificate of incorporation or bylaws of Buyer, (ii) any term or provision of any indenture, note, mortgage, bond, security agreement, loan agreement, guaranty, pledge, license or other instrument, contract, agreement or commitment, (iii) any writ, order, judgment, decree, law, rule, regulation, or ordinance, (iv) any applicable approval, ruling or order of or any exemption by any administrative or governmental body, or (v) any other commitment or restriction, to which Buyer is a party or by which it or any of the Purchased Assets is subject or bound, except to the extent that any such violation, breach or default with respect to the matters specified in clauses (ii) through (v) could not reasonably be expected to have a material adverse effect on the Purchased Assets, taken as a whole; or (b) result in (i) the creation of any claim, lien, charge or encumbrance on any of the Purchased Assets, (ii) the acceleration or creation of any obligation of Buyer, (iii) the forfeiture of any material right or privilege of Buyer, or (iv) the forfeiture of any material right or privilege of Buyer which may affect Buyer's ability to perform under this Agreement.

        4.4 Consents. The execution and delivery of this Agreement by Buyer and the consummation of the transactions contemplated by this Agreement (a) other than notification to the FDA, do not require the consent, approval or action of, or any filing with or notice to, any person, firm or other entity, or any Governmental Body, (b) except for approvals that have already been obtained, do not require consent or approval of any of Buyer's shareholders or members of Buyer's board of directors pursuant to any business combination, takeover or other similar law, rule, regulation or ordinance, and (c) other than notification to the FDA, do not impose any other term, condition or restriction on Buyer or the Purchased Assets pursuant to any business combination, takeover or other similar statute, rule or regulation.

        4.5 Legal Proceedings. There is no claim, action, suit, proceeding, investigation or inquiry pending before any federal, state or other court or governmental or administrative agency or threatened relating to the transactions contemplated by this Agreement, nor does Buyer know or have reasonable grounds to know of any basis for any such claim, action, suit, proceeding, investigation, or inquiry. Buyer is not a party to or subject to the provisions of any judgment, order, writ, injunction, decree or award of any court, arbitrator or governmental, regulatory or administrative official, body or authority that might affect the transactions contemplated by this Agreement.

        4.6 No Finder. Buyer has not taken any action that would give to any Person a right to a finder's fee or any type of brokerage commission in relation to, or in connection with, the transactions contemplated by this Agreement.

        EXCEPT AS EXPRESSLY SET FORTH IN THIS ARTICLE 4, BUYER MAKES NO REPRESENTATIONS OR WARRANTIES PURSUANT TO THIS AGREEMENT AND SPECIFICALLY DISCLAIMS ANY STATUTORY OR IMPLIED WARRANTIES.

        5. Certain Covenants.

        5.1 Tax Reporting and Allocation of Consideration. Buyer and Seller recognize their mutual obligations pursuant to Section 1060 of the Code to timely file IRS Form 8594 (the "Asset Acquisition Statement") with each of their respective federal income tax returns.

        5.2 Effort to Close. Each party hereto shall use its Best Efforts prior to Closing to obtain all regulatory approvals and consents and to cause the conditions to Closing hereunder to be satisfied as promptly as practicable.

        5.3 Returned Products.

        (a) Any Nascobal units sold by Seller that are returned to either Buyer or Seller following the Closing Date shall be allocated 84% for the account of Seller and 16% for the account of Buyer; provided, however, that, once the aggregate value of all such returns accepted by Buyer and Seller after the Closing Date equals $379,000, all returns accepted by either Buyer or Seller shall thereafter be allocated 100% for the account of Buyer. Seller shall give written notice to Buyer, and Buyer shall give written notice to Seller, as applicable, of any such returns accepted by either such party on a monthly or quarterly basis as provided by Section 5.3(c). Within fifteen (15) Business Days after receipt of such notice, Buyer or Seller, as applicable, shall remit the appropriate amount (either 16%, 84% or 100%, in accordance with this Section 5.3(a)) of such returns by check to the other party. Seller and Buyer shall destroy such returned Nascobal units. Seller shall not take any action intended to induce any purchaser of Nascobal units to return such Nascobal units.

        (b) Any Nascobal units sold by Buyer that are returned to either Buyer or Seller following the Closing Date shall be allocated 100% for the account of the Buyer. Seller shall give written notice to Buyer of any such returns accepted by Seller since the later of the Closing Date or the last such notice sent to Buyer. Within fifteen (15) Business Days after receipt of such notice, Buyer shall remit 100% of the amount of such returns by check to Seller. Seller shall promptly forward such returned Nascobal units to Buyer.

        (c) Reporting Procedures. No later than fifteen (15) Business Days after
(i) the end of each month during the first twelve months after the Closing Date and (ii) the end of each fiscal quarter following the one-year anniversary of the Closing Date, until the earlier of (A) the date on which the aggregate value of all returns accepted by Buyer or Seller as contemplated by Section 5.3(a), above, equals $379,000 or (B) June 30, 2005, Seller and Buyer shall each furnish to the other a report in respect of the returns accepted by the reporting party during the preceding month or quarter, as applicable, setting forth the date, quantity and NDC number of such returns, the customer from whom each return was accepted, the amount credited to such customers, whether such returns were destroyed or delivered to Buyer as provided by Sections 5.3(a) and 5.3(b), and any other information regarding such returns as Buyer or Seller, as applicable, shall reasonably request.

        5.4 Government Rebates, Chargebacks and Similar Items.

        (a) Seller shall be responsible for administering and satisfying all requests for rebates owing to the Government or pursuant to managed care agreements and similar arrangements (collectively, "Rebates") and all chargebacks, allowances, administrative fees and similar arrangements (collectively, "Chargebacks") in each case arising with respect to Nascobal units that are sold by Seller on or before the Closing Date. Seller shall bear 84% and Buyer shall bear 16% of the liability for any such Rebates and Chargebacks accepted by Seller as follows: (i) Seller shall give written notice to Buyer of any such Rebates and Chargebacks accepted and paid by Seller since the later of the Closing Date or the last such notice sent to Buyer; and (ii) within 20 days after receipt of such notice, Buyer shall remit by check to Seller an amount equal to 16% of the amount of such Rebates or Chargebacks paid by Seller.

        (b) Buyer shall be solely responsible for administering and satisfying all requests for Rebates and Chargebacks arising with respect to Nascobal units that are sold by Buyer after the Closing Date. Buyer shall be solely liable for any such Rebates and Chargebacks accepted by it. Seller shall give written notice to Buyer of any requests for such Rebates and Chargebacks received by Seller since the later of the Closing Date or the last such notice sent to Buyer. Buyer shall indemnify Seller for any Losses incurred by Seller in connection with any such Rebates or Chargebacks by check to Seller.

        5.5 Certain Names. Notwithstanding anything herein to the contrary, no interest in or right to use the name "Schwarz" or any derivation thereof or any logo, trademark or trade name in which Seller has any interest and which is not used in the Business (collectively, the "Retained Names and Marks") is being transferred to Buyer pursuant to the transactions contemplated hereby. Buyer agrees not to, and will cause its Affiliates not to, directly or indirectly use the Retained Names and Marks in the distribution, marketing or sale Nascobal units. Buyer acknowledges and agrees to re-label all Inventory purchased from Schwarz hereunder prior to the distribution, marketing or sale thereof so that such re-labeled Inventory contains no references to the Retained Names and Marks.

        5.6 Confidential Information.

        (a) Buyer agrees that it will not disclose to any Third Party or use for its own benefit, any Confidential Information (as defined below) of Seller. Notwithstanding the foregoing, no Person shall have an obligation hereunder to keep confidential the Confidential Information of the Seller if and to the extent disclosure thereof is required by applicable law, regulation, court order, or accounting rule or custom, as determined by legal counsel or accountants to such party, as applicable (provided that unless unlawful prior to such disclosure the party disclosing such information shall notify the party which originally provided the information in advance of such disclosure).

        (b) Seller agrees that it will not disclose to any Third Party or use for its own benefit, any Confidential Information of Buyer. Notwithstanding the foregoing, no Person shall have an obligation hereunder to keep confidential the Confidential Information of the Buyer if and to the extent disclosure thereof is required by applicable law, regulation, court order, or accounting rule or custom, as determined by legal counsel or accountants to such party, as applicable (provided that unless unlawful prior to such disclosure the party disclosing such information shall notify the party which originally provided the information in advance of such disclosure).

        (c) For purposes of this Agreement, "Confidential Information" shall mean information of either party disclosed to the other party that was marked "confidential," "Trade secret" or a similar designation if in tangible form, designated as confidential at time of disclosure whether in oral or written form or which by its nature should be understood by a reasonable party in the pharmaceutical industry to constitute confidential information provided that "Confidential Information" shall not include information which (i) is already lawfully in the receiving party's possession or within its knowledge, including all information contained in the Transaction Agreements or constituting Purchased Assets, or lawfully becomes available or known to such other party; provided that such information is not known by such other party to be subject to another confidentiality agreement with or other obligation of secrecy to such party, or (ii) becomes generally available to the public other than as a result of an impermissible disclosure by such other party or its directors, officers, employees, agents or advisors.

        (d) Anything in the Agreement to the contrary notwithstanding, the obligations under subsections (a) and (b) above shall survive for five years from the Closing Date.

        5.7 NDC Number. Buyer shall use its Best Efforts to establish its own NDC number for Nascobal and market Nascobal thereunder as soon as practicable. In no event shall Buyer, and Buyer shall cause its Affiliates not to, directly or indirectly distribute, market or sell Nascobal units pursuant to Sellers
NDC number. For purposes of determining whether the Nascobal units were sold by Buyer or Seller pursuant to this Agreement, including, without limitation, Sections 5.3 and 5.4, Buyer and Seller shall refer to the NDC number under which the relevant Nascobal units were sold.

        5.8 Promotional Materials. Seller shall take all commercially reasonable steps necessary or reasonably requested by Buyer to cease all promotional, marketing and sales efforts in respect of Nascobal as of the Closing Date, including, without limitation, removing all references to Nascobal from Seller's (and its Affiliates') websites and destroying or returning to Buyer all promotional, sales and marketing materials relating to Nascobal in Seller's possession; provided, however, that Seller reserves the right to retain one copy of any written materials in respect of Nascobal for a period of five (5) years, which materials shall remain subject to the confidentiality provisions contained herein, and shall be used solely to monitor compliance with Seller's legal obligations.

        6. Closing.

        At the Closing, the following transactions shall take place:

        6.1 Documents to be Delivered by Seller. On the Closing Date, Seller shall deliver, or execute and deliver, the following documents and agreements to
Buyer:

        (a) the Termination and Mutual Release Agreement;

        (b) an Assignment and Bill of Sale in substantially the form set forth as Exhibit A with respect to the Purchased Assets;

        (c) a certificate of an appropriate officer of Seller, dated the Closing Date, certifying on behalf of Seller to the best of his or her knowledge the fulfillment of the conditions set forth in Sections 7.1 to 7.3;

        (d) all such other bills of sale, assignments and other instruments of assignment, transfer or conveyance as Buyer may reasonably request or as may be otherwise necessary to evidence and effect the sale, transfer, assignment, conveyance and delivery of the Purchased Assets to Buyer and to put Buyer in ownership, actual possession or control of the Purchased Assets.

        6.2 Documents to be Delivered by Buyer. On the Closing Date, Buyer (and, in the case of the Security Agreement, each Subsidiary of Buyer having an interest in the Collateral (as defined in the Security Agreement)) shall deliver, or execute and deliver, the following funds, documents and agreements to Seller:

        (a) the Loan Agreement and the Note provided for therein;

        (b) the Security Agreement;

        (c) the Trademark Security Agreement;

        (d) the Patent Security Agreement;

        (e) the Termination and Mutual Release Agreement;

        (f) an Assumption Agreement in substantially the form of Exhibit B with respect to the Assumed Liabilities;

        (g) a certificate of an appropriate officer of Buyer, dated the Closing Date, certifying on behalf of Buyer to the best of his or her knowledge the fulfillment of the conditions set forth in Sections 7.1 to 7.3; and

        (h) all such other documents and instruments as Seller may reasonably request or as may be otherwise reasonably necessary or desirable to evidence and effect the assumption by Buyer of the Assumed Liabilities.

        6.3 Closing Date. The Closing shall take place at the offices of Mayer, Brown, Rowe & Maw, located at 1675 Broadway, New York, New York 10019, at 10:00 a.m. on September 30, 2002, or at such other place or time or on such other date as Seller and Buyer may agree upon in writing (such date and time being referred to herein as the "Closing Date").

        6.4 Contemporaneous Effectiveness. All acts and deliveries prescribed by this Article 6, regardless of chronological sequence, shall be deemed to occur contemporaneously and simultaneously on the occurrence of the last act or delivery, and none of such acts or deliveries shall be effective until the last of the same has occurred. The Closing shall be effective as of 11:59 pm, New York City time, on the Closing Date.

        7. Conditions Precedent to Closing.

        The respective obligations of Buyer and Seller to effect the Closing of the transactions contemplated hereby are subject to the fulfillment, prior to or at the Closing, of each of the following conditions:

        7.1 Legal Proceedings. No order of any court or administrative agency shall be in effect that enjoins, restrains, conditions or prohibits consummation of this Agreement.

        7.2 Performance. In the case of Buyer, Seller shall have performed in all material respects all obligations and agreements and complied in all material respects with all covenants and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing, including executing and delivering the agreements and certificates specified in Section
6.1 hereof. In the case of Seller, Buyer shall have performed in all material respects all obligations and agreements and complied in all material respects with all covenants and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing, including executing and delivering the agreements and certificates specified in Section 6.2 hereof.

        7.3 Government Consents. Seller and Buyer shall have received from any and all persons, firms and other legal entities, or any public or governmental authorities, bodies or agencies or judicial authority having jurisdiction over the transactions contemplated by this Agreement, or any part hereof, such consents, authorizations and approvals as are necessary for the consummation thereof, and all notices required to be given to government authorities shall have been given and all applicable waiting periods shall have expired.

        8. Indemnification.

        The rights and obligations of Buyer and Seller under this Agreement shall be subject to the following terms and conditions:

        8.1 Survival of Representations and Warranties. The representations and warranties of Buyer and Seller contained in this Agreement shall survive the Closing for five (5) years. Neither Seller nor Buyer shall have any liability whatsoever with respect to any such representations or warranties after such period.

        8.2 General Agreement to Indemnify.

        (a) Each party shall indemnify, defend and hold harmless the other party hereto and any director, officer or Affiliate of the other party (each an "Indemnified Party") from and against any and all claims, actions, suits, proceedings, liabilities, obligations, losses, and damages, amounts paid in settlement, interest, costs and expenses (including reasonable attorney's fees, court costs and other out-of-pocket expenses incurred in investigating, preparing or defending the foregoing) (collectively, "Losses") incurred or suffered by any Indemnified Party to the extent that the Losses arise by reason of, or result from (i) the failure of any representation or warranty of such party contained in this Agreement to have been true in all material respects when made and as of the Closing Date or (ii) the breach by such party of any covenant or agreement of such party contained in this Agreement to the extent not expressly waived in writing by the other party.

        (b) Seller further agrees to indemnify and hold harmless Buyer from and against any Losses incurred by Buyer arising out of, resulting from, or relating to: (i) the Excluded Liabilities; and (ii) Buyer's waiver of any applicable Bulk Sales laws.

        (c) Buyer further agrees to indemnify and hold harmless Seller from and against any Losses incurred by Seller with respect to: (i) any failure of Buyer to discharge any of the Assumed Liabilities whether known or unknown, accrued or contingent, or now or subsequently incurred; and (ii) any liability arising out of the operation of the Business by Buyer after the Closing Date.

        (d) The amount of the Indemnifying Party's liability under this Agreement shall be reduced by any applicable insurance proceeds or proceeds from other available indemnity rights actually received by, and other savings, including tax savings, that reduce the overall impact of the Losses upon, the Indemnified Party.

        (e) The Indemnifying Party's liability for all claims including those made under Section 8.2(a) shall be subject to the following limitations: (i) the Indemnifying Party shall have no liability for such claims until the aggregate amount of the Losses incurred shall exceed 1% of the Purchase Price, in which case the Indemnifying Party shall be liable for such excess Losses only and (ii) the Indemnifying Party's aggregate liability for all such claims shall not exceed the then outstanding balance owing to Seller pursuant to the Loan Agreement. The Indemnified Party may not make a claim for indemnification under
Section 8.3(a) for breach by the Indemnifying Party of a particular representation or warranty after the expiration of the survival period specified in Section 8.1.

        (f) Except as provided by the next sentence, the rights to indemnification under Section 8 shall not be subject to set-off for any claim by the Indemnifying Party against any Indemnified Party, whether or not arising from the same event giving rise to such Indemnified Party's claim for indemnification. NOTWITHSTANDING ANY PROVISION HEREIN TO THE CONTRARY, IN THE EVENT THAT BUYER OR ANY OF ITS DIRECTORS, OFFICERS OR AFFILIATES IS THE INDEMNIFIED PARTY HEREUNDER, THE SOLE RECOURSE OF SUCH INDEMNIFIED PARTY FOR ANY CLAIM FOR LOSSES IN

CONNECTION WITH THIS AGREEMENT, THE OTHER TRANSACTION AGREEMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY SHALL BE TO SET OFF THE AMOUNT OF SUCH LOSSES AGAINST AMOUNTS OWING TO SELLER PURSUANT TO THE LOAN AGREEMENT.

        8.3 General Procedures for Indemnification.

        (a) The Indemnified Party seeking indemnification under this Agreement shall promptly notify the party against whom indemnification is sought (the "Indemnifying Party") of the assertion of any claim, or the commencement of any action, suit or proceeding by any Third Party, in respect of which indemnity may be sought hereunder and shall give the Indemnifying Party such information with respect thereto as the Indemnifying Party may reasonably request, but failure to give such notice shall not relieve the Indemnifying Party of any liability hereunder (unless the Indemnifying Party has suffered material prejudice by such failure). The Indemnifying Party shall have the right, but not the obligation, exercisable by written notice to the Indemnified Party within 30 days of receipt of notice from the Indemnified Party of the commencement of or assertion of any claim, action, suit or proceeding by a Third Party in respect of which indemnity may be sought hereunder (a "Third-Party Claim"), to assume the defense and control the settlement of such Third-Party Claim that (i) involves (and continues to involve) solely money damages or (ii) involves (and continues to involve) claims for both money damages and equitable relief against the Indemnified Party that cannot be severed, where the claims for money damages are the primary claims asserted by the Third Party and the claims for equitable relief are incidental to the claims for money damages.

        (b) The Indemnifying Party or the Indemnified Party, as the case may be, shall have the right to participate in (but not control), at its own expense, the defense of any Third-Party Claim that the other is defending, as provided in this Agreement.

        (c) The Indemnifying Party, if it has assumed the defense of any Third-Party Claim as provided in this Agreement, shall not consent to a settlement of, or the entry of any judgment arising from, any such Third-Party Claim without the Indemnified Party's prior written consent (which consent shall not be unreasonably withheld) unless such settlement or judgment relates solely to monetary damages. The Indemnifying Party shall not, without the Indemnified Party's prior written consent, enter into any compromise or settlement that (i) commits the Indemnified Party to take, or to forbear to take, any action or (ii) does not provide for a complete release by such Third Party of the Indemnified Party with respect to such Third-Party Claim. The Indemnified Party shall have the sole and exclusive right to settle any Third-Party Claim, on such terms and conditions as it deems reasonably appropriate, to the extent such Third-Party Claim involves equitable or other non-monetary relief against the Indemnified Party, and shall have the right to settle any Third-Party Claim involving money damages for which Seller has not assumed the defense pursuant to this Section
8.3 with the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed.

        (d) In the event an Indemnified Party shall claim a right to payment pursuant to this Agreement, such Indemnified Party shall send written notice of such claim to the Indemnifying Party. Such notice shall specify the basis for such claim with reasonable specificity. As promptly as possible after the Indemnified Party has given such notice, and subject to the limitations set forth herein, the Indemnified Party and the Indemnifying Party shall establish the merits and amount of such claim by mutual agreement.

        (e) From and after the Closing, Buyer shall maintain customary property, casualty, business interruption and other insurance in respect of the Business in accordance with Buyer's general practices provided that in no event shall such insurance provide coverage in an amount less than five million dollars ($5,000,000) in the aggregate. Indemnification claims shall be reduced by and to the extent that an Indemnified Party shall have received or reasonably expects to receive proceeds under insurance policies, risk sharing pools, or similar arrangements specifically as a result of, and in compensation for, the subject matter of an indemnification claim by such indemnitee.

        (f) No Indemnified Party will be entitled to indemnification pursuant to this Section 8:

                (i) with respect to consequential damages consisting of business interruption or lost profits, or with respect to punitive damages; or

                (ii) with respect to any obligation, liability or matter, arising under laws, regulations or statutes that arise or are promulgated or announced after the Closing Date.

        (g) The Indemnified Party shall utilize all commercially reasonable efforts, consistent with normal practices and policies and good commercial practice, to mitigate such Losses.

        (h) Any amounts payable under this Section 8.3 shall, for Tax reporting purposes, be treated by Buyer and Seller as an adjustment to the Purchase Price and shall be calculated after giving effect to (i) any proceeds received from insurance policies covering the damage, loss, liability or expense that is the subject of the claim for indemnity and (ii) to the extent reasonably determinable the actual recognized Tax benefit to the indemnitee resulting from the damage, loss, liability or expense that is the subject of the indemnity. For purposes of this Section 8.3, an actual recognized Tax benefit is an actual reduction in Taxes payable or a refund of Taxes previously paid.

        8.4 Indemnification Exclusive Remedy. The sole recourse and exclusive remedy of Buyer and Seller after the Closing Date for the breach of any representation, warranty, agreement or covenant contained in this Agreement, any certificate, agreement or instrument contemplated hereby, any document relating hereto or thereto contained in any Exhibits to this Agreement, or otherwise arising from Buyer's acquisition of the Purchased Assets or in connection with this Agreement, shall be to assert a claim for indemnification under the indemnification provisions of this Section 8. The only legal action which may be asserted by any party hereto or any Indemnified Party against any other party hereto with respect to any matter which is the subject of this Section 8 shall be a contract action to enforce, or to recover Losses for the breach of, this Agreement, in accordance with and subject to this Section 8. Without limiting the generality of the foregoing, no legal action based upon predecessor or successor liability, contribution, tort or strict liability may be maintained by any party hereto against any other party hereto with respect to any matter that is the subject of this Section 8. In furtherance of the foregoing, Buyer, on behalf of itself, its Affiliates and Subsidiaries, hereby releases and discharges any directors, officers, stockholders, employees, representatives and agents of each party hereto, from any lawsuits, claims or actions in respect of this Agreement and the agreements, instruments, transactions contemplated hereby.

        9. Miscellaneous Provisions.

        9.1 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given upon receipt if (i) mailed by certified or registered mail, return receipt requested, (ii) sent by Federal Express or other express carrier, fee prepaid, (iii) sent via facsimile with receipt confirmed, or (iv) delivered personally, addressed as follows or to such other address or addresses of which the respective party shall have notified the other.

        (a)    If to Seller, to:    6140 W. Executive Drive
                                    Mequon, Wisconsin 53092
                                    Attn: General Counsel
                                    Facsimile:  (262) 242-1641

               With a copy to:      Mayer, Brown, Rowe & Maw
                                    1675 Broadway
                                    New York, New York 10019
                                    Attn:  Philip O. Brandes, Esq.
                                    Facsimile:  (212) 262-1910

        (b)    If to Buyer, to:     Nastech Pharmaceutical Company, Inc.
                                    3450 Monte Villa Parkway
                                    Bothell, Washington  98021
                                    Attention:  President
                                    Facsimile Number:  (425) 908-3600

               With a copy to:      Wilson Sonsini Goodrich & Rosati, P.C.
                                    530 Carillon Point
                                    Kirkland, Washington  98033
                                    Attn:  Patrick Schultheis, Esq.
                                    Facsimile:  (425) 576-5899

        9.2 Expenses. Except as otherwise provided in this Agreement, each party to this Agreement shall bear all the fees, costs and expenses that are incurred by it in connection with the transactions contemplated hereby, whether or not such transactions are consummated.

        9.3 Entire Agreement; Modification. The agreement of the parties, which is comprised of this Agreement, the Exhibits hereto and the documents referred to herein, sets forth the entire agreement and understanding between the parties and supersedes any prior agreement or understanding, written or oral, relating to the subject matter of this Agreement. No amendment, supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the party to be bound thereby.

        9.4 Assignment; Binding Effect; Severability. This Agreement may not be assigned by either party hereto without the other party's written consent. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the successors, legal representatives and permitted assigns of each party hereto. The provisions of this Agreement are severable, and in the event that any one or more provisions are deemed illegal or unenforceable the remaining provisions shall remain in full force and effect unless the deletion of such provision shall cause this Agreement to become materially adverse to either party, in which event the parties shall use Best Efforts to arrive at an accommodation that best preserves for the parties the benefits and obligations of the offending provision.

        9.5 Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED EXCLUSIVELY IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO ITS PRINCIPLES OF CONFLICTS OF LAW.

        9.6 Submission to Jurisdiction. Each party hereby irrevocably submits to and accepts for itself and its properties, generally and unconditionally, the non-exclusive jurisdiction of the courts of the State of New York and of the U.S. District Court for the Southern District of New York, waives any defense of forum non conveniens and agrees to be bound by any judgment rendered thereby arising under or in respect of this Agreement, the Transaction Agreements or any related document or obligation. Each party further irrevocably designates and appoints the individual identified in Section 9.1 as its agent to receive service of process pursuant to the notification provisions thereof; provided that, unless otherwise provided by Applicable Law, any failure to mail such copy shall not affect the validity of the service of such process. If any agent so appointed refuses to accept service, the designating party hereby agrees that service of process sufficient for personal jurisdiction in any action against it in the applicable jurisdiction may be made by registered or certified mail, return receipt requested, to its address provided in Section 9.1. Each party hereby acknowledges that such service shall be effective and binding in every law or shall limit the right of any party to bring any action or proceeding against the other party in any other jurisdiction.

        9.7 Waiver of Jury Trial. THE PARTIES HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHTS THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS AGREEMENT OR ANY OTHER TRANSACTION AGREEMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF THE COMPANY OR ANY MEMBER. EACH OF THE PARTIES HERETO ACKNOWLEDGES AND AGREES THAT IT HAS RECEIVED FULL AND SUFFICIENT CONSIDERATION FOR THE PROVISION (AND EACH OTHER PROVISION OF EACH OTHER DOCUMENT TO WHICH IT IS A PARTY) AND THAT THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE PARTIES HERETO ENTERING INTO THIS AGREEMENT AND EACH SUCH OTHER TRANSACTION AGREEMENT.

        9.8 Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

        9.9 Public Announcement. Promptly after the Closing, Nastech shall issue the press release attached hereto as Exhibit H. Except for such press release, neither Seller nor Buyer shall, without the approval of the other party, make any press release or other announcement concerning the existence of this Agreement or the terms of the transactions contemplated by this Agreement, except as and to the extent that any such party shall be so obligated by law, in which case the other party shall be advised and the parties shall use their Best Efforts to cause a mutually agreeable release or announcement to be issued; provided, however, that the foregoing shall not preclude communications or disclosures necessary to comply with accounting and German or U.S. federal securities law disclosure obligations.

        9.10 No Third-Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to or shall (a) confer on any Person other than the parties hereto and their respective successors or assigns any rights (including Third-Party beneficiary rights), remedies, obligations or liabilities under or by reason of this Agreement or (b) constitute the parties hereto as partners or as participants in a joint venture. This Agreement shall not provide Third Parties with any remedy, claim, liability, reimbursement, cause of action or other right in excess of those existing without reference to the terms of this Agreement. No Third Party shall have any right, independent of any right that exists irrespective of this Agreement, under or granted by this Agreement, to bring any suit at law or equity for any matter governed by or subject to the provisions of this Agreement.

        10. Termination and Waiver.

        10.1 Termination. This Agreement may be terminated at any time prior to the Closing Date by:

        (a) Mutual Consent. The mutual written consent of Buyer and Seller;

        (b) Court or Administrative Order. Buyer or Seller if there shall be in effect a non-appealable order of a court or government administrative agency of competent jurisdiction prohibiting the consummation of the transactions contemplated hereby.

        (c) The Buyer or Seller if the Closing shall not have occurred by December 31, 2002, 2002, provided that the terminating party is not otherwise in material default or breach of this Agreement.

        10.2 Effect of Termination. In the event of the termination of this Agreement, this Agreement shall become void and have no effect.

        10.3 Waiver of Agreement. Any term or condition hereof may be waived at any time prior to the Closing Date by the party hereto which is entitled to the benefits thereof; provided, however, that such action shall be evidenced by a written instrument duly executed on behalf of



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

such party. The failure of either party to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision nor shall it in any way affect the validity of this Agreement or the right of such party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.

        10.4 Amendment of Agreement. This Agreement may be amended with respect to any provision contained herein; provided, however, that such amendment shall be evidenced by a written instrument duly executed on behalf of each party hereto.


                             [Signatures Next Page]



                                      -21-
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        IN WITNESS WHEREOF, each of Buyer and Seller has caused this Asset
Purchase Agreement to be duly executed on its behalf by its duly authorized officer as of the date first written above.

                                      SCHWARZ PHARMA, INC.

                                      By: /s/ Ron Stratton
                                          Dr. Ron Stratton, President and COO


                                      NASTECH PHARMACEUTICAL COMPANY, INC.

                                      By: /s/ Gregory Weaver
                                      Name: Gregory Weaver
                                      Title: CFO



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